Exhibit 5.1

[Letterhead of Steven J. Helmers]

November 18, 2013

Black Hills Corporation

625 Ninth Street

Rapid City, South Dakota 57701

Re: Black Hills Corporation

Registration Statement on Form S-3

File No. 333-175021 (the “Registration Statement”)

Gentlemen:

I am General Counsel of Black Hills Corporation, a South Dakota corporation (the “Company”), and I have acted as counsel for the Company in connection with the Registration Statement and with respect to the issuance and sale by the Company of $525 million aggregate principal amount of 4.250% Notes due 2023 (the “Securities”) offered pursuant to that certain Prospectus Supplement dated November 14, 2013 (the “Prospectus Supplement”) and the accompanying Prospectus dated June 20, 2011. The Securities are to be issued under an Indenture, dated as of May 21, 2003, by and between the Company and Wells Fargo Bank, National Association, as successor Trustee (the “Trustee”), as supplemented by a First Supplemental Indenture dated as of May 21, 2003, between the Company and the Trustee, a Second Supplemental Indenture dated as of May 14, 2009, between the Company and the Trustee, a Third Supplemental Indenture dated as of July 16, 2010, between the Company and the Trustee, and a Fourth Supplemental Indenture to be dated as of November 19, 2013, between the Company and the Trustee (collectively, the “Indenture”).

I have examined (i) the Restated Articles of Incorporation and Amended and Restated Bylaws of the Company, (ii) the Registration Statement and (iii) the Indenture. In addition, I have (a) examined such certificates of public officials and of corporate officers and directors and such other documents and matters as I have deemed necessary or appropriate for purposes of the opinions set forth herein, (b) relied upon the accuracy of facts and information set forth in all such documents and (c) assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents of all documents submitted to me as copies, and the authenticity of the originals from which all such copies were made.

Based on the foregoing and subject to the qualifications, assumptions and limitations stated herein, I am of the opinion that upon due execution, issuance, and delivery of the Securities pursuant to the Indenture, and due authentication of the Securities by the Trustee under the Indenture, the Securities will be the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms.

My opinions above are subject to the effects of bankruptcy, insolvency, reorganization, fraudulent transfer or conveyance, moratorium or other similar laws now or hereinafter in effect relating to or affecting the enforcement of creditors’ rights generally and by general principles of equity (regardless of whether enforcement is sought in a proceeding in equity or at law).

I am a member of the bar of the State of South Dakota. My opinion expressed above is limited to the laws of the States of South Dakota and New York and the federal law of the United States of America, and I do not express any opinion herein concerning the laws of any other jurisdiction. The Indenture provides that it is governed by the laws of the State of New York. To the extent that the opinion expressed herein relates to matters governed by the laws of the State of New York, I have relied, with their permission, as to all matters of New York law, on the opinion of Faegre Baker Daniels LLP dated November 18, 2013, which is filed herewith as Exhibit 5.2 to the Company’s Current Report on Form 8-K to which this opinion is also an Exhibit, and my opinion is subject to the exceptions, qualifications and assumptions contained in such opinion.

I consent to the filing of this opinion as an exhibit to the Company’s Current Report on Form 8-K and to the reference to me in the Prospectus Supplement under the caption “Legal Opinions.” In giving this consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder. This opinion is expressed as of the date hereof and I expressly disclaim any undertaking to advise you of any changes of the facts stated or assumed herein or any changes in applicable law coming to my attention after the date hereof.

Sincerely,
/s/ Steven J. Helmers
Steven J. Helmers, General Counsel
of Black Hills Corporation